Exhibit 10.20

SNOWBALL.COM, INC.

STOCK OPTION GRANT NOTICE

SNOWBALL.COM, INC., a Delaware corporation (the “Company”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Non-Statutory Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	Mark A. Jung
Date of Grant:	October 23, 2001
Number of Shares Subject to Option:	19,446
Exercise Price (Per Share):	$0.99
First Vesting Date:	September 1, 2001
Expiration Date:	October 23, 2011

Type of Grant:	☐ Incentive Stock Option	☒ Non-Statutory Stock Option
Exercise Schedule:	☒ Same as Vesting Schedule	☐ Other:
Vesting Schedule:
4.16667% of the shares shall vest on the First Vesting Date. 4.16667% of the shares vest monthly thereafter over the twenty-three months following the First Vesting Date and as further provided in the attached Non-Statutory Stock Option Agreement.

Payment:	By cash, check or same day sale.

Additional Terms/Acknowledgements:    The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice and the Non-Statutory Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice and the Non-Statutory Stock Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of the shares of common stock subject to this option and supersede all prior oral and written agreements on that subject. Notwithstanding the foregoing, the preceding sentence is not intended to supersede the terms of other prior written agreements between the Company and Optionholder (or employees of the Company generally) containing more advantageous vesting or exercise terms than the terms stated herein, so long as such agreements apply to this option.

SNOWBALL.COM, INC.		OPTIONHOLDER:

By:	/s/ JAMES TOLONEN	By:	/s/ MARK A. JUNG
	Signature		Signature

Title:	Chief Financial Officer	Date:	As of October 23, 2001

Date:	As of October 23, 2001

ATTACHMENTS:    Non-Statutory Stock Option Agreement and Notice of Exercise.

SNOWBALL.COM, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Non-Statutory Stock Option Agreement (this “Agreement”), SNOWBALL.COM, INC., a Delaware corporation (the “Company”), has granted you an option to purchase 19,446 shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Such option is not granted under the Company’s 1999 Equity Incentive Plan or 2000 Equity Incentive Plan. Defined terms not explicitly defined in this Agreement but defined in Exhibit A attached hereto shall have the same definitions as set forth in Exhibit A.

The details of your option are as follows:

1.  Vesting.    Subject to the limitations contained herein, your option will vest as provided in your Grant Notice; provided, that vesting will cease upon the termination of your Continuous Service; provided, however, that the vesting of shares of Common Stock subject to this Agreement (and, if applicable, the time during which this Agreement may be exercised) shall be accelerated in full upon a Termination Upon a Change of Control.

2.  Number of Shares and Exercise Price.    The number of shares of Common Stock subject to this Agreement and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for changes in the Company’s capital stock, as provided in this Section 2.

2.1  Capitalization Adjustments.    If any change is made in the stock subject to this Agreement, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the shares of Common Stock subject to this Agreement will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to this Agreement. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

2.2  Change of Control—Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, then this Agreement shall be terminated if not exercised (if applicable) prior to such event.

2.3  Change of Control—Other than Dissolution or Liquidation.    Subject to Section 1 above, in the event of a Change of Control, then any surviving corporation or acquiring corporation shall assume this Agreement or shall substitute a similar agreement for this Agreement. In the event any surviving corporation or acquiring corporation refuses to assume this Agreement or to substitute a similar agreement for this Agreement, then if the holder of this Agreement has not ceased to provide Continuous Service, the vesting of shares of Common Stock subject this Agreement (and, if applicable, the time during which this Agreement may be exercised) shall be accelerated in full, and this Agreement shall terminate if not exercised (if applicable) at or prior to such event.

3.  Method of Payment.    Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) Any other form of consideration approved by the Board.

4.  Whole Shares.    You may exercise your option only for whole shares of Common Stock.

5.  Securities Law Compliance.    Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the

Company determines that such exercise would not be in material compliance with such laws and regulations.

6.  Term.    Subject to Section 7(c), the term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)  twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)  the Expiration Date indicated in your Grant Notice; or

(e)  the tenth (10th) anniversary of the Date of Grant.

7.   Exercise.

(a)  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c) Notwithstanding anything herein to the contrary, you will have at least twelve (12) months to exercise your option following a Termination Upon a Change of Control, but in no event more than ten (10) years from the initial grant date of your option.

8.  Transferability.    Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.  Option not a Service Contract.    Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.  Withholding Obligations.

(a)  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

(b)  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. Shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock.

11.  Notices.    Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12.  Privileges of Stock Ownership.    You shall not have any of the rights of a stockholder with respect to any shares of Common Stock subject to this Agreement until the such shares are issued to you.

13.  Administration; Interpretation.    This Agreement will be administered by the Board. The Board will have full power to implement and carry out the terms of this Agreement. The Board will have the authority to: (a) construe and interpret this Agreement any other agreement or document executed pursuant to it; (b) prescribe, amend and rescind rules and regulations relating to this Agreement; (c) determine the form and terms of this Agreement; (d) determine the number of shares or other consideration subject to this Agreement; (e) determine whether this Agreement will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, any other incentive or compensation agreement or plan of the Company or any Affiliate; (f) grant waivers of this Agreement’s conditions; (g) determine the vesting, exercisability and payment of this Agreement; (h) correct any defect, supply any omission or reconcile any inconsistency in this Agreement; (i) determine whether the shares subject to this Agreement have been earned; and (j) make all other determinations necessary or advisable for the administration of this Agreement. Any determination made by the Board with respect to this Agreement will be final and binding on the Company and on all persons having an interest in this Agreement. Any dispute regarding the interpretation of this Agreement shall be submitted by you or the Company to the Board for review. The resolution of such a dispute by the Board shall be final and binding on the Company and you.

14.  Successors and Assigns.    The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

15.  Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

16.  Acceptance.    You hereby acknowledge receipt of a copy of this Agreement. You have read and understand the terms and provisions hereof, and accept your option subject to all the terms and conditions of this Agreement. You acknowledge that there may be adverse tax consequences upon exercise of your option or disposition of the shares of Common Stock subject to this Agreement and that the Company has advised you to consult a tax advisor prior to such exercise or disposition.

17.  Amendment.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and you.

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EXHIBIT A

DEFINITIONS

(a)  “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)  “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) any willful participation by you in acts of either material fraud or material dishonesty against the Company or any Affiliate; (ii) any indictment or conviction of you of any felony (excluding drunk driving); (iii) any willful act of gross misconduct by you which is materially and demonstrably injurious to the Company or any Affiliate; or (iv) your death or Disability.

(d)  “Change of Control” shall mean the occurrence of any of the following events: (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and this Agreement is assumed, converted or replaced by the successor corporation, which assumption will be binding on you), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction

(e)  “Code” means the Internal Revenue Code of 1986, as amended.

(f)  “Common Stock” means the common stock of the Company.

(g)  “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director’s fee by the Company for their services as Directors.

(h)  “Continuous Service” means that the holder of this option’s (the “Holder’s”) service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Holder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Holder renders service to the Company or an Affiliate as an Employee, Consultant or

Director or a change in the entity for which the Holder renders such service, provided that there is no interruption or termination of the Holder’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i)  “Director” means a member of the Board of Directors of the Company.

(j)  “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(k)  “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(l)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)  “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(n)  “Good Reason” means any of the following conditions which occurs without your written consent, which condition remains in effect ten (10) days after written notice to the Company from you of such condition: (i) a ten percent (10%) decrease in your base salary from the Company (or, as applicable, any Affiliate) from that in effect immediately prior to the consummation of the Change of Control; (ii) the relocation of your work place for the Company (or, as applicable, any Affiliate) to a location more than 50 miles from the location of your work place prior to the consummation of the Change of Control; or (iii) the assignment of responsibilities and duties with the Company (or, as applicable, any Affiliate) that are not the Substantive Functional Equivalent of the position which you occupied immediately prior to the consummation of the Change of Control.

(o) “Non-Statutory Stock Option” means an option to purchase Common Stock of the Company not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q)  “Securities Act” means the Securities Act of 1933, as amended.

(r)  “Substantive Functional Equivalent” means an employment position that: (i) is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with your experience; (ii) requires you to serve in a role and perform duties, respecting a business substantially similar to that of the Company’s prior to the consummation of the Change of Control, that are functionally equivalent to those performed by you for the Company prior to the Change of Control, and (iii) does not otherwise constitute a material, adverse change in your responsibilities or duties, as measured against your responsibilities or duties for the Company prior to the consummation of the Change of Control, in each case, causing it to be of materially lesser rank or responsibility.

(s)  “Termination Upon Change of Control” means:

(i)  any termination of your employment by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following a Change of Control; or

(ii)  your resignation for Good Reason where (A) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the Change of Control, and (B) such resignation occurs within four (4) months of the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of your employment (1) by the Company for Cause; (2) by the

Company as a result of your Disability; (3) as a result of your death; or (4) as a result of your voluntary termination of employment for reasons other than Good Reason.

NOTICE OF EXERCISE

Snowball.com, Inc.
3240 Bayshore Boulevard	Date of Exercise:
Brisbane, CA 94005

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):                                    Non-Statutory

Stock option dated:                                                    October 23, 2001

Number of shares as
to which option is
exercised:

Certificates to be
issued in name of:

Total exercise price:

Cash payment delivered
herewith:

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Non-Statutory Stock Option Agreement, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

Unless the Shares have been registered by the Company with the Securities and Exchange Commission under a registration statement on Form S-8, I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “control securities” under Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

Unless the Shares have been registered by the Company with the Securities and Exchange Commission under a registration statement on Form S-8, I further acknowledge that I will not be able to resell the Shares, unless Rule 144 is available to me and I am aware that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations (as applicable), as well as any legends reflecting restrictions pursuant to the Company’s Certificate of Incorporation, Bylaws, the Non-Statutory Stock Option Agreement, and/or applicable securities laws.

Very truly yours,

Mark A. Jung